Exhibit 99.1

Metropolitan Health Networks Reports First Quarter 2012 Results

Focus on Growth Continues with Increased Customer Count and Doubling of Revenues

BOCA RATON, Fla.--(BUSINESS WIRE)--May 8, 2012--Metropolitan Health Networks, Inc. (NYSE: MDF), a leading provider of health care services in Florida, today announced the financial results for their first quarter ended March 31, 2012. With the Continucare Corporation (“Continucare”) acquisition completed in the fourth quarter of 2011, highlights for the first quarter include the following:

  Revenue of $195.2 million compared to $94.7 million in 2011,
  Gross profit of $37.9 million for the quarter, compared to $19.2 million in 2011,
  Operating income of $21.3 million compared to $12.8 million in the first quarter of 2011,
  Medical expense ratio (“MER”) for the quarter of 80.6% compared to 79.7% last year,
  Adjusted EBITDA from continuing operations of $26.1 million compared to $13.9 million, an 88% increase, and,
  Customer count of 78,700 compared to 34,800 in quarter one of 2011.

First Quarter Financial Highlights:

As a result of the Continucare acquisition in the fourth quarter of 2011, Metropolitan achieved significant increases in almost all aspects of its financial results in the first quarter of 2012. The addition of the Continucare customer base, coupled with our 9.7% increase in new customers from December 31, 2011, were primary reasons for the Company’s 106% growth in revenue to $195.2 million for the first quarter of 2012 compared to $94.7 million in the first quarter of 2011. The increase in our customer base also resulted in an increase in total medical expense from $75.5 million in the first quarter of 2011 to $157.4 million in the first quarter of 2012. The Company’s MER increased moderately to 80.6% as compared to 79.7% in the first quarter of 2011.

Operating income was $21.3 million in the first quarter of 2012 as compared to $12.8 million for the same period in 2011. Income before income taxes was $13.0 million for the first quarters of both 2012 and 2011. The first quarter of 2012 included $8.2 million of interest expense resulting from the financing used to complete the Continucare acquisition. Net income for the first quarter of 2012 was $7.9 million or $0.19 per basic share and $0.18 diluted, as compared to $8.0 million or $0.20 per basic share and $0.19 diluted for the same quarter last year.

Adjusted EBITDA from continuing operations amounted to $26.1 million for the 2012 first quarter as compared to $13.9 million in the 2011 period. Adjusted EBITDA from continuing operations is not defined under U.S. GAAP and it may not be comparable to similarly titled measures reported by other companies.

Customer Information:

Customers at March 31, 2012 totaled 78,700 which compares to 34,200 at March 31, 2011 and 71,700 at December 31, 2011. The 78,700 customers at March 31, 2012 are comprised of 70,300 customers cared for under risk arrangements and 8,400 under non-risk arrangements. Of the total number of customers reported at the end of the quarter, 61,800 were Medicare Advantage, 13,300 were Medicaid, and 3,600 were commercial customers. Total customer months, the combined total customers for each month of the quarter, was 236,300 in the first quarter of 2012, up from 102,800 in the first quarter of 2011.

Balance Sheet Highlights:

Cash, cash equivalents and short-term investments at March 31, 2012 totaled $35.5 million compared to $18.3 million at December 31, 2011. The Company had working capital of $48.3 million as of March 31, 2012, compared to $43.2 million as of December 31, 2011. Stockholders’ equity increased to $114.1 million compared to $104.6 million at December 31, 2011.

Commenting on the results of the quarter, Michael Earley, Chairman and Chief Executive Officer of Metropolitan Health Networks, Inc., stated, “The first quarter of 2012 was perhaps the most interesting quarter in the history of Metropolitan. Although difficult to compare with the first quarter of 2011, it was nevertheless a record setting quarter for our organization from virtually every aspect, driven in great part by the impact of the completion of the Continucare acquisition in the fourth quarter of 2011.”

Earley continued, “As has been our history, we continue to invest for the future, believing that our customer-focused, primary care-centric model of care is the right one today and for the future. In addition to the Continucare customers we acquired, we saw our customer base grow by 7,000 Medicare Advantage risk customers from December 2011, a 12.8% increase in Medicare Advantage customers served. We entered a new market this year, in Florida’s panhandle, serving Medicare Advantage customers in Escambia and Santa Rosa counties.”

“With the dynamic changes in our industry over the past twenty four months, we could not be more pleased with the investments we have made and the direction we are taking. Reform is forcing consolidation of less efficient providers in the market place. Being of sufficient size and scale to invest in resources to better coordinate the delivery of care to our customers, we believe we are ideally suited to be active participants in the future of health care. We will continue our drive for prudent and strategic growth in market areas that we feel have good prospects both in Florida and outside of the state,” Earley concluded.

Conference Call Information:

Metropolitan Health Networks will hold a conference call to review its first quarter 2012 results on Tuesday, May 8, 2012 at 11:00 a.m. Eastern. The call will be hosted by Michael Earley, Chairman and Chief Executive Officer. Interested parties may access the conference call by dialing the following numbers: (888) 680-0860 (domestic) or (617) 213-4852 (international), pass code # 41786684. The call will also be available via web cast at www.metropolitanhealthnetworks.com, http://www.streetevents.com, or http://www.fulldisclosure.com

Participants may pre-register for the call at:

https://www.theconferencingservice.com/prereg/key.process?key=PL6RUCK83

Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

If you are unable to participate, an audio replay of the call will be available beginning two hours after the call and will be available until 11:59 p.m. on May 15, 2012, by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) using confirmation pass code 95948138.

About Metropolitan Health Networks, Inc.:

Metropolitan is a growing health care company that provides and coordinates comprehensive health care services for Medicare Advantage, Medicaid, and other customers in Florida through its primary care-centric businesses, MetCare of Florida, Inc. and Continucare Corporation. Metropolitan currently owns and operates 33 medical centers and contracts with a network of independent primary care practices. To learn more about Metropolitan Health Networks, Inc. please visit its website at www.metropolitanhealthnetworks.com.

Note Regarding Use of Non-GAAP Financial Measures

Adjusted EBITDA is not defined under generally accepted accounting principles ("GAAP") and it may not be comparable to similarly titled measures reported by other companies. Metropolitan uses Adjusted EBITDA, along with other GAAP measures, as a measure of profitability because Adjusted EBITDA helps Metropolitan’s management to compare Metropolitan’s performance on a consistent basis by removing from Metropolitan’s operating results the impact of its capital structure, the accounting methods used to compute depreciation and amortization and the effect of non-cash stock-based compensation expense and the impairment charge. Metropolitan’s management believes Adjusted EBITDA is useful to investors as it is a widely used measure of performance and the adjustments made to Adjusted EBITDA provide further clarity on Metropolitan’s profitability. Metropolitan removes the effect of non-cash stock-based compensation from its earnings, which can vary based on share price, share price volatility and expected life of the equity instruments Metropolitan grants. In addition, this stock-based compensation expense does not result in cash payments by Metropolitan. Metropolitan also removes the effect of impairment charges since this is a non-cash expense that does not result in cash payments. Adjusted EBITDA has limitations as a profitability measure in that it does not include the interest expense on Metropolitan’s debts, provisions for income taxes, the effect of expenditures for capital assets, the effect of non-cash stock-based compensation expense and the effect of asset impairments. A reconciliation of Adjusted EBITDA to net income is included in the accompanying tables.

Forward Looking Statements:

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limiting the generality of the foregoing, words such as “may”, “will”, “to”, “plan”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements.

Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation: (i) the impact of our significantly increased levels of indebtedness on our funding costs, operating flexibility and ability to fund ongoing operations with additional borrowings, particularly in light of ongoing volatility in the credit and capital markets; (ii) our ability to operate pursuant to the terms of our debt obligations; (iii) our ability to integrate the acquired operations of Continucare and to realize the anticipated revenues, economies of scale, cost synergies and productivity gains in connection with the merger and any other acquisitions that we may undertake, as and when planned, including the potential for unanticipated issues, expenses and liabilities associated with those acquisitions and the risk that Continucare fails to meet its expected financial and operating targets; (iv) the potential for diversion of management time and resources in seeking to integrate Continucare’s operations, (v) our ability to successfully establish a presence in new geographic markets (vi) our ability to meet our cost projections under various provider agreements with Humana; (vii) our failure to accurately estimate incurred but not reported medical benefits expense; (viii) pricing pressures exerted on us by managed care organizations and the level of payments we indirectly receive under governmental programs or from other payors; (ix) our still limited ability to predict the direct and indirect effects of the health care reform laws adopted in 2010; (x) future legislation and changes in governmental regulations; (xi ) the impact of Medicare Risk Adjustments on payments we receive for our managed care operations; and (xii) a loss of any of our significant contracts or our ability to increase the number of Medicare eligible patient lives we manage under these contracts. Metropolitan is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, which is expected to be filed shortly.

Financial Tables to Follow

METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31, 2012	December 31,
	(unaudited)	2011
	(in thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and equivalents	$34,446	$17,277
Investments, at fair value	1,005	1,003
Accounts receivable from customers, net	565	688
Due from HMOs, net	33,918	40,241
Deferred income taxes	906	949
Prepaid income taxes	-	3,717
Prepaid expense and other current assets	4,029	4,248
Current assets held for sale	4,588	4,017
TOTAL CURRENT ASSETS	79,457	72,140

PROPERTY AND EQUIPMENT, net	20,285	20,296
OTHER INTANGIBLE ASSETS, net	95,544	98,731
GOODWILL	262,610	262,610
DEFERRED FINANCING COSTS	9,079	9,882
OTHER ASSETS	1,173	1,100
NON-CURRENT ASSETS HELD FOR SALE	4,480	4,987
TOTAL ASSETS	$472,628	$469,746

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$625	$907
Accrued payroll and payroll taxes	3,720	6,488
Income taxes payable	962	-
Accrued expenses	4,285	5,575
Accrued interest payable	6,717	2,434
Current portion of long-term debt	13,626	12,538
Current liabilities held for sale	1,212	956
TOTAL CURRENT LIABILITIES	31,147	28,898

LONG-TERM DEBT, net of current portion and original issue discount of $11.4 million and $12.1 million shares at March 31, 2012 and December 31, 2011, respectively

	288,115	296,025
DEFERRED INCOME TAXES	39,227	40,175
NON-CURRENT LIABILITIES HELD FOR SALE	3	4
TOTAL LIABILITIES	358,492	365,102

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; Series A preferred stock, stated value $100 per share; 5,000 issued and outstanding

	500	500
Common stock, par value $.001 per share; 80,000,000 shares authorized; 44,088,000 and 43,751,000 issued and outstanding at March 31, 2012 and December 31, 2011, respectively

	44	44
Additional paid-in capital	38,461	36,740
Accumulated other comprehensive (loss)	(256)	(110)
Retained earnings	75,387	67,470
TOTAL STOCKHOLDERS' EQUITY	114,136	104,644
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$472,628	$469,746

METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended March 31,
	2012	2011
	(unaudited)	(unaudited)
	(in thousands, except share data)
REVENUE	$195,248	$94,666

MEDICAL EXPENSE
Medical claims expense	142,621	71,130
Medical practice costs	14,732	4,355
Total Medical Expense	157,353	75,485
GROSS PROFIT	37,895	19,181

OPERATING EXPENSES
Payroll, payroll taxes and benefits	8,992	4,102
General and administrative	4,304	2,143
Marketing and advertising	155	68
Amortization of intangible assets	3,187	93
Total Operating Expenses	16,638	6,406
OPERATING INCOME	21,257	12,775
OTHER (EXPENSE) INCOME:
Interest expense	(8,226)	-
Investment income	3	182
Other expense	(3)	(5)
Total Other (Expense) Income	(8,226)	177
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	13,031	12,952
INCOME TAX EXPENSE	5,029	4,987
INCOME FROM CONTINUING OPERATIONS	8,002	7,965
LOSS FROM DISCONTINUED OPERATIONS, net of income tax benefit of $54	(85)	-
NET INCOME	7,917	7,965
OTHER COMPREHENSIVE LOSS, net of tax benefit of $92	(146)	-
COMPREHENSIVE INCOME	$7,771	$7,965

EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.19	$0.20
Loss from discontinued operations	-	-
Net income	$0.19	$0.20
Diluted
Income from continuing operations	$0.18	$0.19
Loss from discontinued operations	-	-
Net income	$0.18	$0.19

Metropolitan Health Networks Non-GAAP Reconciliation
	Three Months Ended March 31,
	2012	2011
Income from continuing operations	$8,002	$7,965
Income tax expense	5,029	4,987
Net interest expense (income)	8,223	(182)
Depreciation and amortization	4,064	431
Stock-based compensation	764	700
Adjusted EBITDA From Continuing Operations	$26,082	$13,901

CONTACT:
Metropolitan Health Networks, Inc.
Michael Earley, Chairman & CEO, 561-805-8500
mearley@metcare.com
or
Al Palombo, SVP Corporate Communications, 561-805-8511
apalombo@metcare.com